EXHIBIT 23.2

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Medwave, Inc., for the registration of 1,300,000 shares of its Common Stock and to the incorporation by reference therein of our report dated June 21, 2002, with respect to the April 30, 2002 financial statements of Medwave, Inc. included in its Annual Report (Form 10-K for the year ended September 30, 2004), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 23, 2005